UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

March 6, 2012

Date of Report (Date of earliest event reported)

SUMMER INFANT, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	001-33346	20-1994619
(State or Other	(Commission File Number)	(IRS Employer
Jurisdiction of Incorporation)		Identification No.)

1275 PARK EAST DRIVE

WOONSOCKET, RHODE ISLAND 02895

(Address of Principal Executive Offices)  (Zip Code)

(401) 671-6550

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, Joseph Driscoll had notified Summer Infant, Inc. (the “Company”) of his intention to terminate his employment with the Company and resign from his positions as Chief Financial Officer and Secretary of the Company in order to take a similar position at another public company.  Mr. Driscoll’s resignation became effective on March 2, 2012.

Effective March 12, 2012, Mr. Edmund J. Schwartz has agreed to act as the Company’s Interim Chief Financial Officer.  Mr. Schwartz, 62, has been the Chief Financial Officer of CB Holding Corp., a restaurant holding company that owned and operated regional concept brands primarily in New England and in the New York metropolitan area, since January 2008.  From 2004 to 2007, Mr. Schwartz served as Chief Financial Officer of Lund International, Inc., a manufacturer of automotive accessories.  Prior to that, Mr. Schwartz has served as Chief Financial Officer of various companies since 1990.  Mr. Schwartz will be acting as a consultant to the Company for an initial period of three months, and the Company may renew the agreement in one-month increments upon prior written notice.  Mr. Schwartz’s compensation will be $25,000 per month, and the Company will cover the cost of accommodation for Mr. Schwartz near the Company and expenses incurred in connection with commuting to and from his residence.  The foregoing summary of the consulting arrangement does not purport to be complete and is qualified in its entirety by reference to the offer letter which is filed herewith as Exhibit 10.1.

There are no other arrangements or understandings pursuant to which Mr. Schwartz was selected as the Company’s Chief Financial Officer.  There are no family relationships among any of the Company’s directors, executive officers, and Mr. Schwartz, and there are no related party transactions between the Company and Mr. Schwartz reportable under Item 404(a) of Regulation S-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Offer Letter from Summer Infant, Inc. to Edmund J. Schwartz.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUMMER INFANT, INC.

Date: March 8, 2012	By:	/s/ Jason Macari
Jason Macari
Chief Executive Officer

Exhibit Index

Exhibit No.	Description

10.1	Offer Letter from Summer Infant, Inc. to Edmund J. Schwartz.